Exhibit 10.1

VERSAR, INC.

2010 STOCK INCENTIVE PLAN

___________________________________

2015 Long-Term Incentive Compensation Program

(as adopted by the Compensation Committee on February 3, 2015)

___________________________________

1.	Purpose and Authority; Effective Date

Pursuant and subject to the Versar, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), Versar, Inc., has adopted this 2015 Long-Term Incentive Compensation Program (the “LTICP”) in order to further the interests of Versar, Inc. and its shareholders through establishing a program for awards under its 2010 Plan. The Compensation Committee (the “Committee”) has adopted the LTICP, on the date designated in the caption above, pursuant to authority delegated to the Committee by the Board as set forth in the Committee’s Charter and Section 4 of the 2010 Plan. Participation Percentages may be granted hereunder from and after the date of such adoption. The LTICP shall be deemed effective as of June 28, 2014.

2.	Definitions

Terms in the LTICP that begin with an initial capital letter have the defined meaning set forth in Appendix A of the 2010 Plan, unless defined in this Section 2 or elsewhere in the LTICP, or the context of their use clearly indicates a different meaning. As used herein, the following terms shall have the meanings set forth below:

“Effective Date” means June 28, 2014.

“EPS” means the Company’s diluted earnings per share (as set forth in its audited financial statements) for a Performance Period.

“Final Participation Percentage” means, as of the Valuation Date, with respect to each LTICP Award Recipient, such LTICP Award Recipient’s Participation Percentage.

“Good Reason” means, with respect to an LTICP Award Recipient, (A) if the LTICP Award Recipient is a party to a Service Agreement, and “good reason” is defined therein, such definition, or (B) if the LTICP Award Recipient is not a party to a Service Agreement or the LTICP Award Recipient’s Service Agreement does not define “good reason”: (i) the material reduction of the LTICP Award Recipient’s authority, duties and responsibilities, or the assignment to the LTICP Award Recipient of duties materially inconsistent with the LTICP Award Recipient’s then current position or positions with the Company; (ii) a ten percent or more reduction in the annual base salary of the LTICP Award Recipient, or a material reduction in the annual cash bonus opportunity applicable to the LTICP Award Recipient, if any, subject to the exceptions set forth in the following sentence; or (iii) the relocation of the LTICP Award Recipient’s office to more than 30 miles from his or her current place of employment. For purposes of clause (ii) of the preceding sentence, “Good Reason” shall not occur as the result of a reduction in bonus opportunity that the Company makes in good faith either (x) as part of a Company program to reduce “general and administrative” expenses due to business conditions which reduction is applied to other senior officers generally, or (y) by reason of the LTICP Award Recipient’s failure to perform his or her duties and/or achieve personal, departmental, or Company-wide goals and objectives; provided that neither of these exceptions shall apply if the reduction in bonus opportunity occurs in connection with, on, or after a Change in Control.

“LTICP Award” means an award of a Participation Percentage to an LTICP Award Recipient under the LTICP. Each LTICP Award (other than the one being granted on the first Valuation Date hereunder, i.e. June 30, 2015) is designed to qualify as a Performance Compensation Award (within the meaning of the 2010 Plan).

“LTICP Award Recipient” means an Eligible Person who is designated by the Committee to receive an LTICP Award, and who duly and timely executes a Participation LTICP Letter.

“LTICP Pool” means, as of the Valuation Date, a dollar amount calculated by multiplying the Outperformance Amount by thirty percent (30%) and as such calculation is furthered described in Section 4(b) hereof; provided, however, that in no event shall the LTICP Pool as of a Valuation Date be less than zero. This formula for calculating the LTICP Pool is the Performance Formula for purposes of Section 10(d) of the 2010 Plan.

“Other Share-Based Securities” has the meaning set forth in Section 4(c).

“Outperformance Amount” for a Valuation Date shall mean the amount by which Company’s EPS exceeds Target EPS for the Performance Period then ended multiplied by the weighted average number of the Company’s common shares outstanding, on a diluted basis (as set forth in its audited financial statements for the fiscal year then ended).

“Participation LTICP Letter” has the meaning set forth in Section 4(a).

“Participation Percentage” means, with respect to any LTICP Award Recipient, such LTICP Award Recipient’s percentage of the amounts to be paid under the LTICP as set forth in Section 4(a).

“Performance Period” means each of the fiscal years 2015, 2016 and 2017.

“Qualified Termination” has the meaning set forth in Section 4(d)(i).

“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between an LTICP Award Recipient, on the one hand, and the Company or one of their Affiliates, on the other hand, as amended or supplemented through such date.

“Target EPS” means $0.299 for the 2015 Performance Period, $0.329 for the 2016 Performance Period and $0.362 for the 2017 Performance Period.

“Valuation Date” means the last day of the fiscal year for a particular Performance Period.

3.	Administration

(a) General. The general administration of the LTICP and the responsibility for carrying out the provisions of the LTICP shall be placed in the Committee. The Committee may make such rules and regulations and establish such procedures for the administration of the LTICP as it deems appropriate.

(b) Modification of Award Conditions or Vesting. The Committee may, in its absolute discretion, without amendment to the LTICP, accelerate the lapse of restrictions, or waive any condition imposed hereunder, with respect to any LTICP Award, or otherwise adjust any of the terms applicable to any such LTICP Award; provided, however, that no action under this Section shall adversely affect any LTICP Award Recipient without the LTICP Award Recipient’s specific written consent.

(c) Equitable Adjustments. Unless a specific provision in this LTICP requires a different adjustment, when determining the LTICP Pool, the Committee shall make equitable adjustments that are consistent with Section 13(a) of the 2010 Plan and not otherwise addressed in this LTICP.

(d) Finality of Decisions; Indemnification and Release of Administrators. All decisions made by the Committee pursuant to the provisions of the LTICP shall be final, conclusive and binding on all persons, including the Company and the LTICP Award Recipients. No member of the Board or the Committee, nor any officer of the Company or Employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the LTICP, and all members of the Board or the Committee and each and any officer of the Company or Employee acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.	LTICP Awards

(a) Determination of LTICP Awards. As soon as reasonably possible after the adoption of this LTICP for fiscal year 2015 and within the first 90 days of the beginning of fiscal years 2016 and 2017, or as soon thereafter as is reasonably possible, the Committee shall award Participation Percentages to the Company’s Chief Executive Officer (CEO), to the President/COO and to the Chief Financial Officer (CFO) for such fiscal year. Unless modified by the Committee and set forth in the Participation LTICP Letter, as defined below, the total Participation Percentages awarded for each the Performance Period shall equal 60% to the CEO, 25% to the President/COO and 15% to the CFO, which shall equal one hundred percent (100%). All awards of Participation Percentages shall be made in the form of individual written award agreements (substantially in the form attached as Exhibit A, each a “Participation LTICP Letter”) executed by the Company, and each individual Eligible Person who receives such an award.

(b) Calculation of LTICP Pool. As soon as practicable (and no later than the Committee’s first meeting in the fiscal year) following each Valuation Date for each Performance Period, but as of the Valuation Date, the Committee shall calculate the size of the LTICP Pool, if any. As of each particular Valuation Date, the LTICP Pool shall equal the amount determined by multiplying the Outperformance Amount for the fiscal year then ended by 30%; provided, however, that in no event shall such amount be less than zero. If the performance of the Company has been such that there is no LTICP Pool (i.e., that the LTICP Pool is zero), then the LTICP Award Recipients shall not be entitled to any Restricted Share awards under the LTICP. If the LTICP Pool, as of the Valuation Date, is greater than zero, then the LTICP Award Recipients shall be entitled to receipt of Restricted Shares described in Section 4(c) below. The fact that the LTICP Pool is zero for any year in the Performance Period will not prevent the creation of an LTICP Pool for any subsequent Performance Period, if EPS in such subsequent Performance Period exceeds the Target EPS for such subsequent Performance Period.

(c) Restricted Shares. In the event that the LTICP Pool as of a Valuation Date is greater than zero, then the Committee shall make a Restricted Share Award (pursuant to the 2010 Plan) to each LTICP Award Recipient whose Continuous Service has not terminated on or before the date the awards are determined. The number of Restricted Shares awarded to the LTICP Award Recipient shall be calculated as follows with respect to each Restricted Share Award: multiply (x) the LTICP Pool calculated as of the Valuation Date, by (y) the Participation Percentage for such LTICP Award Recipient, then divide the result by (z) the Fair Market Value per Common Share on the Valuation Date. The resulting number will determine the number of Restricted Shares constituting the LTICP Award Recipient’s Restricted Share Award. Subject to the terms hereof, the Restricted Share Award for the LTICP Award Recipient’s Restricted Shares shall be issued as of the date the awards are determined by the Committee, notwithstanding that, as an administrative matter, certificates representing the Restricted Shares may be issued subsequent to any such date.

(d) Termination and Forfeiture; Vesting; Change in Control

(i) In the event of termination of an LTICP Award Recipient’s Continuous Service without Cause or by the LTICP Award Recipient with Good Reason or by reason of the LTICP Award Recipient’s Retirement, death or Disability (a “Qualified Termination”) on or after a Valuation Date and prior to the date of determination of awards of Restricted Shares hereunder by the Committee related to such Valuation Date then, with respect to such LTICP Award Recipient only, (I) the calculations provided in Sections 4(b) and (c) hereof shall be performed with respect to such Recipient’s LTICP Award for such Valuation Date effective as of the date of the Qualified Termination or as soon thereafter as if practicable, and (II) the LTICP Award Recipient (or the LTICP Award Recipient’s estate in the event of death) shall receive Unrestricted Shares equal to the number of Restricted Shares the LTICP Award Recipient would otherwise receive as a result of such calculation, in full satisfaction and extinguishment of the LTICP Award Recipient’s rights under the LTICP and the 2010 Plan. Restricted Shares previously awarded to the LTICP Recipient will also vest upon a Qualified Termination.

(ii) If at any time prior to the date of determination of awards of Restricted Shares hereunder by the Committee related to any Valuation Date (including during a fiscal year prior to the next occurring Valuation Date) an LTICP Award Recipient’s Continuous Service shall terminate or cease for any reason other than a Qualified Termination, then such Award Recipient’s LTICP Award as of such Valuation Date shall be forfeited at such time and the LTICP Award Recipient’s participation under the LTICP shall immediately cease and be extinguished with respect to future awards. If at any time during any of the Performance Periods an LTICP Award Recipient’s Continuous Service shall terminate or cease for any reason (including a Qualified Termination), then such LTICP Award Recipient’s rights shall be forfeited and the LTICP Award Recipient shall have no further rights or claims of any kind under the LTICP with respect to any Valuation Date, except as set forth in clause (i) above. The Award Recipient’s rights under any outstanding Restricted Share Awards shall be determined according to the terms and conditions of the applicable Award Agreement except as specifically set forth herein.

(iii) Under the Plan, one-third of the Restricted Shares granted pursuant to the LTICP for any Performance Period shall become vested and fully owned by the LTICP Award Recipient immediately following the first Committee meeting in the fiscal year at which such award is confirmed and the remaining Restricted Shares award will vest in equal proportions upon each of the first and second anniversaries of the Valuation Date applicable to the Restricted Share Award, provided that all such Restricted Shares shall be forfeited if Continuous Service is terminated or ceases for any reason to the extent outlined in the applicable Award Agreement. Any unvested Restricted Shares shall be subject to accelerated vesting if the Board determines in its discretion that the Recipients have complied with the terms of and objectives as set forth in this Plan.  If, however, so long as this LTICP is in operation, on any of the Valuation Date, there is no LTICP Pool, or in periods following fiscal year 2017, the Company fails to achieve the performance measures then established for such fiscal year, then the portion of the previous Restricted Stock Award(s) which should have vested on such Valuation Date or fiscal year end will not vest and vesting will be suspended.  Nevertheless, if in a succeeding Performance Period or fiscal year a LTICP Pool is created or the Company achieves the then established performance measures, all the previously suspended Restricted Stock Awards shall vest.  All decisions on vesting will be made by the Committee and shall be binding on the Company and all LTICP Award Recipients.

(iv) Notwithstanding the foregoing, all unvested Restricted Shares that have not previously been forfeited shall vest immediately upon the occurrence of a Change in Control or a Qualified Termination. Upon a Change of Control, the Award Recipient’s right to the grant of any additional shares of Restricted Stock upon completion of the then Performance Period shall terminate and be forfeited and no further Restricted Share Awards will be made pursuant to this LTICP. For the avoidance of doubt, the vesting of the Restricted Shares pursuant to this Section shall be independent from, and in no way affect, the calculations set forth in Sections 4(b) and 4(c) hereof.

(v) Notwithstanding any terms of the LTICP, the 2010 Plan or any LTICP Award hereunder, each and every LTICP Award, Restricted Shares, Unrestricted Shares, settlement in Shares, or proceeds from the sale of Shares, made or earned pursuant to the LTICP shall be subject to the right of the Company to full recovery (with reasonable interest thereon) in accordance with the terms and conditions of Section 25 of the 2010 Plan and for no other reason unless required by legislation or SEC or NYSE Amex regulations or requirements.

(e) Issuance of Other Securities in Lieu of Common Shares. In lieu of Common Shares, the Committee, in its sole discretion, may permit some or all of the LTICP Award Recipients to receive their Restricted Shares in Restricted Share Units or other securities of the Company or any of its Affiliates, that are valued in whole or in part by reference to, or are otherwise calculated by reference to or based on, Common Shares (“Other Share-Based Securities”); provided, that the Committee determines, in good faith, that the aggregate value of such Other Share-Based Securities is equivalent to the value of the Restricted Shares to be issued to such LTICP Award Recipient(s) pursuant to Section 4(c). Other Share-Based Securities may be issued in lieu of all the Restricted Shares of such LTP Award Recipient(s) or a portion thereof. The Committee shall determine the rights, restrictions and conditions, under the LTICP or otherwise, applicable to such Other Share-Based Securities; provided, however, that unless the Committee provides otherwise, the rights, restrictions and conditions attributable to the Other Share-Based Securities shall be the same as Restricted Shares.

(f) Rights with Respect to LTICP Award. Without duplication of the provisions of Section 13 of the 2010 Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or capital stock of the Company or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization, significant repurchase of shares, or other similar change in the capital structure of the Company, or any distribution to holders of Common Shares other than ordinary cash dividends, shall occur, or (iii) any other event shall occur which in the reasonable judgment of the Committee necessitates action by way of adjusting the terms of the LTICP, then and in that event, the Committee shall take such action as shall be necessary to maintain the LTICP Award Recipients’ rights hereunder so that they are substantially proportionate to the rights existing under the LTICP prior to such event. After the issuance of the Restricted Shares, the LTICP Award Recipient shall possess all incidents of ownership with respect to each Restricted Share which is outstanding, including voting rights, without regard to whether such Restricted Share has then vested, except as otherwise set forth herein or in a Restricted Share Award Agreement.

5.	Continuance of Employment

Neither the LTICP nor the grant of any LTICP Award hereunder shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate any LTICP Award Recipient’s employment at any time and for any reason (subject to the terms of any employment agreement), nor shall the LTICP or the grant of any LTICP Award hereunder impose any obligation on the Company or any of its Affiliates to continue the employment of any LTICP Award Recipient.

6.	Requirements of Law.

The grant of LTICP Awards and the settlement thereof in accordance with the LTICP and the 2010 Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

7.	Miscellaneous

(a) Amendments. The LTICP and any Participation LTICP Letter may be amended or modified only in writing by the Committee; provided that any amendment or modification of any kind which adversely affects any LTICP Award Recipient must be consented to by such LTICP Award Recipient to be effective as against him or her.

(b) Incorporation of the 2010 Plan; Interpretation by Committee. The LTICP is subject in all respects to the terms, conditions, limitations and definitions contained in the 2010 Plan. In the event of any discrepancy or inconsistency between the LTICP and the 2010 Plan, the terms and conditions of the 2010 Plan shall control. Without limiting the generality of the foregoing, the Committee may interpret the 2010 Plan and the LTICP, and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the 2010 Plan, the LTICP or the administration or interpretation thereof, with such interpretations, actions, determinations, and decisions to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretations, actions, determinations, and decisions shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control. In the event of any dispute or disagreement as to interpretation of the 2010 Plan or the LTICP or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the 2010 Plan or the LTICP, the decision of the Committee shall, except as provided above, be final and binding upon all persons.

(c) Restricted Share Issuances. Any issuance of Restricted Shares pursuant to LTICP Awards shall occur pursuant to the 2010 Plan, and shall be subject to all terms and conditions thereof.

(d) Withholding of Tax. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation. The Company’s obligation to deliver share certificates (or evidence of book entry) to any LTICP Award Recipient is subject to and conditioned on tax withholding obligations being satisfied by such LTICP Award Recipient, including the terms of the 2010 Plan applicable thereto; provided that the Committee may in its discretion provide for the satisfaction of such minimum required obligations through a net settlement under which the Company reduces the Common Shares deliverable to the LTICP Award Recipient by a number of Common Shares having a Fair Market Value when withheld equal to the amount due for such obligations.

(e) Anti-Alienation; Non-Assignability; Etc. Except as otherwise provided by (i) law, (ii) an LTICP Award Recipient’s will or by the laws of descent or distribution in the event of the LTICP Award Recipient’s death, (iii) a Restricted Share Award, (iv) an LTICP Award or (v) the 2010 Plan, neither an LTICP Award Recipient nor any other person shall have any right to sell, assign, transfer, pledge, mortgage, or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable or deliverable hereunder, or any part thereof. The designation of a death beneficiary by an LTICP Award Participant shall be permissible and shall not constitute a transfer. Except to the extent required by law or as authorized under the 2010 Plan, a Restricted Share Award or an LTICP Award, no part of the amounts payable shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by an LTICP Award Recipient or any other person, (ii) be transferable by operation of law in the event of an LTICP Award Recipient’s or any other person’s bankruptcy or insolvency, or (iii) be transferable to a spouse as a result of a property settlement or otherwise, and any attempt to cause any benefit to be so subject under clauses (i), (ii), or (iii) hereof shall be void.

(f) No Contract for Continuing Services. The LTICP shall not be construed as creating any contract for continued services between the Company or its Affiliates and any LTICP Award Recipient and nothing herein contained shall give any LTICP Award Recipient the right to be retained as an Employee.

(g) Governing Law; Jurisdiction. The LTICP shall be construed, administered, and enforced in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of laws principles thereof. The Company and each LTICP Award Recipient agree that the state or federal courts of Virginia shall have jurisdiction over any suit, action or proceeding arising out of, or in any way related to, the 2010 Plan or any LTICP Award. The parties waive, to the fullest extent permitted by law, any objection which any of them may have to the venue of any such suit, action or proceeding brought in such courts, and any claim that such suit, action or proceeding brought in such courts has been brought in an inconvenient forum. In the event that any party shall not have appointed an agent for service of process in Virginia, that party agrees that it may be served with process by registered or certified mail, return receipt requested, to the party at its respective address as reflected on the records of the Company. All notices shall be deemed to have been given as of the date so delivered or mailed.

(h) Non-Exclusivity. The LTICP does not limit the authority of the Company, the Committee, or any Affiliate, to grant cash bonuses, to make Awards under the 2010 Plan, or to authorize any other compensation under the 2010 Plan or any other plan or authority, including, without limitation, LTICP Awards or other compensation based on the same performance objectives used under the LTICP.

(i) Securities Laws Compliance. Restricted Shares shall not be issued pursuant to the settlement of any LTICP Award granted hereunder unless the settlement of such LTICP Award and the issuance and delivery of such Restricted Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(j) Section 409A. If and only to the extent that any compensation provided by the LTICP may result in the application of Section 409A of the Code, the Company shall, in consultation with the LTICP Award Recipient, modify the LTICP with respect to such LTICP Award Recipient solely in the least restrictive manner necessary in order, where applicable–

(i) to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A, or

(ii) to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the benefits granted under the LTICP to such LTICP Award Recipient.

(k) Indemnification. The Company hereby agrees to indemnify and hold harmless each member of the Board and the Committee and other Employees and any Affiliate to whom the Committee delegates authority pursuant to Section 3(a) against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the LTICP or the 2010 Plan, except in the case of willful misconduct.

(l) Unfunded Nature of Program. This LTICP is intended to be an unfunded, nonqualified compensation arrangement for purposes of the Code. Except to the extent that a Participant may otherwise be entitled to preferred status under applicable bankruptcy law, Participants shall have the status of general unsecured creditors of the Company, and the LTICP constitutes a mere promise by the Company to make benefit payments in the future to the extent and consistent with the terms of any LTICP Awards, the LTICP, and the 2010 Plan. Whenever there are any references in the LTICP to the crediting of amounts, all such references shall be deemed to refer to notional, book entry transactions.

(m) Exclusivity of Documents. The liability of the Company for the payment of benefits shall be defined only by this LTICP, the 2010 Plan, and the terms of each LTICP Award Recipient’s Participation LTICP Letter, and the Company shall have no obligation to any Eligible Person under the LTICP except as expressly provided herein or therein.

(n) Binding Effect. The provisions of the LTICP shall bind and inure to the benefit of the Company and its successors and assigns and each Participant and each Participant’s successors and assigns.

(o) Gender. Where appearing in the LTICP, the masculine gender shall be deemed to include the feminine gender and the singular number shall include the plural, unless the context clearly indicates to the contrary.

(p) Term and Expiration. The LTICP shall be effective until all LTICP Award Recipients have received full settlement of all LTICP Awards.

Adopted as of June 28, 2014 at a meeting of the Compensation Committee held February 3, 2015.

VERSAR, INC.

2010 STOCK INCENTIVE PLAN

___________________________________

2015 Long-Term Incentive Compensation Program

Exhibit A

___________________________________

[DATE]

CONFIDENTIAL

[Name]

[Address]

Re:	Your Participation Interest for the 2015 []2016][2017] Performance Period

Dear [Name]:

You have been selected by Versar, Inc. to be a participant in the Versar 2015 Long-Term Incentive Program (the “LTICP”). Generally, Section 4 of the LTICP establishes a performance-based formula for determining an annual outperformance bonus pool that is calculated by reference to the Company’s net income for its fiscal years ending in 2015, 2016, and 2017. If and to the extent that any provision contained in this Participation LTICP Letter is inconsistent with the LTICP, the LTICP shall govern. The LTICP is created under the Versar, Inc. 2010 Stock Incentive Plan (the “2010 Plan”) and is subject to the terms and conditions set forth in the 2010 Plan.

The aggregate outperformance pool, if any, will be paid in the form of restricted common shares, which will vest 25% on each of the next four anniversaries of the end of the performance period, subject to continued employment, except as otherwise provided in the LTICP. Special provisions will apply, and you may forfeit some, or all of your award, in the event that your employment is terminated or you trigger forfeiture or claw-back protections that are set forth in Section 25 of the 2010 Plan. Other special rules apply, such as in the event of a change in control of the Company.

Subject to your acceptance of the terms and conditions of the LTICP (which is attached for your review and reference), your Participation Percentage in the LTICP is ___%.

Please acknowledge receipt of this letter and acceptance of the foregoing terms and conditions for your participation in the LTICP by signing in the space provided below and return the signed letter to the attention of [ ].

Yours truly,	ACKNOWLEDGED BY:

[ ]
Chairman, Compensation Committee	[Name of LTICP Award Recipient]

[Date]

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